UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 8, 2016

Date of report (Date of earliest event reported)

SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 8, 2016, SurModics, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of NorMedix, Inc. (“NorMedix”) named therein pursuant to which the Company agreed to purchase all of the shares of NorMedix for up to $14 million, including an upfront payment of $7,000,000 and up to $7,000,000 based on achievement of certain revenue and strategic product milestones achieved during a contingency period ending on September 30, 2019, subject to certain adjustments (including a customary working capital adjustment). NorMedix, based in Plymouth, Minnesota, is a privately-owned design and development company focused on the development and manufacture of catheter-based vascular devices.

Each of the parties to the Purchase Agreement made certain customary representations, warranties and covenants to other parties to the Purchase Agreement. The Purchase Agreement also provides for customary indemnification of the Company and the shareholders of NorMedix with respect to breaches of representations, warranties and covenants and certain other specified matters.

The text of the Purchase Agreement is attached as Exhibit 2.1 to provide information regarding its terms. It is not intended to modify or supplement any factual disclosures about the Company or NorMedix in any public reports filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company. In particular, the assertions embodied in the representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of the specified dates, were solely for the benefit of the parties to the Purchase Agreement, and are subject to the limitations agreed upon by the parties to the Purchase Agreement, including being qualified by disclosure schedules provided by the parties in connection with the execution of the Agreement. Such disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement have been made for the purposes of allocating risk between the parties to the Purchase Agreement instead of establishing matters of fact. Accordingly, the representations and warranties in the Purchase Agreement may not constitute the actual state of facts about the Company or NorMedix. The representations and warranties set forth in the Purchase Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of the Company or NorMedix or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 8, 2016, the Company completed the acquisition of 100% of the outstanding shares of NorMedix pursuant to the Purchase Agreement further described above. The information set forth above under Item 1.01 with respect to the identity of the persons from whom the shares of NorMedix was acquired and the nature and amount of consideration received for the shares of NorMedix that were acquired by the Company is hereby incorporated by reference into this Item 2.01.

Item 7.01	Regulation FD Disclosure.

On January 11, 2016, the Company issued a press release announcing the acquisition of NorMedix. The press release also included an update to the Company’s financial guidance for its fiscal year ending September 30, 2016. The press release is furnished as Exhibit 99.1 hereto. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Financial statements are not required in connection with the acquisition of NorMedix pursuant to Rule 3-05(b) of Regulation S-X.

(b)	Pro Forma Financial Information

Financial statements are not required in connection with the acquisition of NorMedix pursuant to Article 11 of Regulation S-X.

(d)	Exhibits

2.1 Stock Purchase Agreement by and among SurModics, Inc., the shareholders of NorMedix, Inc. and Gregg Sutton, as Seller’s Agent dated as of January 8, 2016 (excluding schedules and exhibits, which SurModics, Inc. agrees to furnish to the Securities and Exchange Commission upon request)

99.1 Press Release dated January 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: January 13, 2016	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

2.1	Stock Purchase Agreement by and among SurModics, Inc., the shareholders of NorMedix, Inc. and Gregg Stutton, as Seller’s Agent dated as of January 8, 2016 (excluding schedules and exhibits, which SurModics, Inc. agrees to furnish to the Securities and Exchange Commission upon request)	Filed Electronically

99.1	Press Release dated January 11, 2016	Filed Electronically